Exhibit 5.1

                                February 24, 2005

Sanders Morris Harris Group Inc.
600 Travis, Suite 3100
Houston, Texas 77002

Ladies and Gentlemen:

            In connection with the registration under the Securities Act of 1933 (the "Act") of 440,000 shares (the "Securities") of common stock, par value $0.01 per share, of Sanders Morris Harris Group Inc., a Texas corporation (the "Company"), we, as your counsel, have examined such corporate records, certificates, and other documents, and such questions of Texas law, as we have considered necessary or appropriate for the purposes of this opinion.

            Upon the basis of such examination, we advise you that, in our opinion, the Securities have been validly issued and are fully paid and nonassessable.

            The foregoing opinion is limited to the laws of the State of Texas, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

            We have relied as to certain factual matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and to the reference to us under the heading "Legal Matters" in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                Very truly yours,



                                                /s/ Thompson & Knight LLP